Exhibit 99.1

Investor Contact: Jeremy Friedman

Executive Vice President and Chief Financial Officer

978 570 6900

Jeremy.friedman@accellent.com

FOR IMMEDIATE RELEASE

ACCELLENT INC. ANNOUNCES COMPLETION OF CONSENT PAYMENT DEADLINE AND RECEIPT OF REQUISITE CONSENTS FOR THE 10 1/2% SENIOR SUBORDINATED NOTES DUE 2013

WILMINGTON, MA – October 28, 2010 – Accellent Inc. (“Accellent” or the “Company”), a wholly-owned subsidiary of Accellent Holdings Corp., announced today that, in connection with the previously announced cash tender offer and consent solicitation by the Company to purchase for cash any and all of its outstanding 10 1/2% senior subordinated notes due 2013 (the “2013 Notes”), the early tender period expired at 5:00 p.m., New York City time, on October 27, 2010 (the “Consent Deadline”). Holders of the 2013 Notes who validly tendered (and did not validly withdraw) their 2013 Notes and validly delivered (and did not validly revoke) their corresponding consents at or prior to the Consent Deadline received the total consideration of $1,030 per $1,000 principal amount of 2013 Notes tendered, which consists of the purchase price and a consent payment, as set forth below, plus accrued and unpaid interest up to, but not including, the payment date.

The following table shows the tender offer consideration, consent payment and total consideration for, and amount and percentage of, the 2013 Notes accepted for purchase by the Company as of the Consent Deadline:

CUSIP Nos.	Outstanding Principal Amount	Title of Security	Principal Amount Tendered as of Consent Deadline	Percentage of Outstanding 2013 Notes Tendered (1)	Tender Offer Consideration (1)	Consent Payment (1)	Total Consideration (1)
00430XAA5 00430XAB3 U00450AA1	$295,000,000	10 1/2% Senior Subordinated Notes due 2013	$230,767,000	78.23%	$1,020	$10	$1,030

(1)	Per $1,000 principal amount of 2013 Notes. In addition, accrued and unpaid interest, if any, on such 2013 Notes from the last interest payment date to, but not including, the applicable payment date has been or will be paid.

The Company also today announced that it has received consents (coupled with tenders) from holders of a majority in principal amount of 2013 Notes to adopt the proposed amendments to the indenture governing the 2013 Notes. A supplemental indenture effecting the proposed amendments has been executed and has become operative upon the purchase by the Company of 2013 Notes representing at least a majority in principal amount of the 2013 Notes then outstanding (excluding 2013 Notes owned by the Company, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company) pursuant to the tender offer. The Company further announced that the withdrawal rights with respect to the 2013 Notes and corresponding consent expired at the Consent Deadline.

The tender offer will expire at 11:59 p.m., New York City time, on November 10, 2010, unless extended (such time and date, as the same may be extended with respect to a tender offer, the “Expiration Time”). Holders who tender their 2013 Notes after the Consent Deadline and on or prior to the Expiration Time will be eligible to receive the tender offer consideration per $1,000 principal amount of 2013 Notes tendered as set forth in the table above plus accrued and unpaid interest to the applicable payment date, but not the consent payment. As of the date hereof, the Company has satisfied or waived all conditions of the tender offer (other than a valid tender).

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, including the 2013 Notes. The tender offer is only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent.

The complete terms and conditions of the tender offers are set forth in an Offer to Purchase and Consent Solicitation Statement that has been sent to holders of the 2013 Notes. Holders are urged to read the tender offer documents carefully before making any decision with respect to the tender offers. Each holder of 2013 Notes must make its own decision as to whether or not to tender its 2013 Notes, and if so, the principal amount of the 2013 Notes to tender.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent from the Information Agent and Depositary for the tender offers, Global Bondholder Services Corporation, at (212) 430-3774 (collect, for banks and brokers only) or (866) 873-5600 (toll free).

Goldman, Sachs & Co. is the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) and (212) 902-5183 (collect).

None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent and Depositary or any other person makes any recommendation as to whether holders of 2013 Notes should tender their 2013 Notes, and no one has been authorized to make such a recommendation.

About Accellent Inc.

The Company provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets. The Company has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management solutions. These capabilities enhance its customers’ speed to market and their return on investment by allowing them to focus their internal resources more efficiently.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010. All forward-looking statements are expressly qualified in their entirety by such risk factors.